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                                                                     Exhibit 99


               PHOTOGEN ANNOUNCES PRODUCT DISTRIBUTION AGREEMENT
                           WITH COHERENT LASER GROUP

         PULSEVIEW-TM- TO BE INTRODUCED AT PHOTONICS WEST JANUARY 22-28


KNOXVILLE, TENN., JAN. 25, 2000 -- Photogen Technologies, Inc. (NASDAQ:
PHGN), developers of non-invasive and minimally invasive therapeutic and diagnostic technologies, today announced the signing of an exclusive distribution agreement with Coherent Laser Group, Inc. (NASDAQ: COHR), in which Coherent will market and sell Photogen's PulseView-TM- software package and computer interface.

The two-year agreement is a turning point for Photogen Technologies, which previously was involved only with developmental-stage endeavors. PulseView is the initial product from Photogen to reach commercial distribution. Coherent will begin selling PulseView at Photonics West (Jan. 22-28), in San Jose, Calif.

Also at the show, on Jan. 26, Photogen senior scientist, Eric Wachter, Ph.D., will present the latest information about Photogen's melanoma research.

The PulseView package provides a simple, rapid means for characterization and validation of the performance of ultrafast, pulsed lasers. These advanced lasers are primarily used for scientific research in spectroscopy, medical, and materials processing applications. Photogen currently is developing novel uses for such lasers for multi-photon excitation (MPE), a process which shows promise for a number of medical applications, including treatment of melanomas and other cancers using photodynamic therapy.

John Smolik, president and CEO of Photogen, stated, "We created PulseView to facilitate development of our core medical technologies based on MPE. We view this contract as a small but significant milestone in our strategy to bring advanced photodynamic therapy products to the marketplace.

"We are very pleased that Coherent's laser group has chosen to market this powerful software tool to their sizeable customer base, and look forward to the possibility of implementing this and other proprietary systems technologies for a number of applications in the research, materials processing, and medical laser markets."


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Michael Armas of Coherent Laser Group, stated, "This marketing agreement resulted from a long-term working relationship we have had with the scientists at Photogen, and we look forward to the opportunity to offer this useful product to our customers. It marks an important step for Coherent as we continue to offer innovations that advance the state-of-the-art in automation, reliability, ease-of-use of our products and the systems that they are integrated into."

About Photogen

Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon and other related technologies. The company has discovered new methods for using energy from lasers, x-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy and photoactive agents and to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and worldwide for certain of its proprietary technology.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Hilary Kaye or Joan Murray at Hilary Kaye Associates
(714) 426-0444 (PST) or jmurray@hkamarcom.com.

Investor Relations Contact: Jonathan Fassberg at The Trout Group (212) 477-9007 (EST) or jonathan@troutgroup.com.